Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:                                                                   July 26, 2007

Contact:                                                  Anne-Marie Wright, Vice President of Corporate Communications

Phone:                                                          (801) 208-4167  e-mail: awright@merit.com  Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES 2Q 2007 RESULTS

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today announced record revenues of $51.8 million for its second quarter ended June 30, 2007, compared with $48.1 million for the second quarter of 2006, an increase of 8%.  Revenues for the six-month period ended June 30, 2007 were a record $102.8 million, compared with $93.1 million for the same six-month period in 2006, a gain of 10%.

Net income for the second quarter ended June 30, 2007 was $3.6 million, or $0.13 per share, compared to $3.5 million, or $0.13 per share, for the comparable quarter of 2006.  Net income for the six-month period ended June 30, 2007 was $6.6 million, or $0.23 per share, compared to $5.9 million, or $0.21 per share, for the same period of 2006.

“Although sales were slower than expected for the quarter, we are pleased with the improvement in gross and operating margins and the resulting earnings, which were 21 percent higher than in the first quarter of 2007,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “We are aware of the lower interventional procedure rate being reported by other companies, and we will continue to evaluate our overall prospects for the year and report, if necessary, any changes in our projections.”

“Many of our cost savings and efficiency projects such as the automated packaging equipment in three facilities, off-shore manufacturing, overall headcount reductions and other projects are online and expected to impact our cost structure going forward,” Lampropoulos added.

“A number of new products such as our CT transfer sets, the FZ Depot™ collection bag and our ‘Meritized’ ProGuide™ dialysis catheter, which was recently cleared for European sales, were introduced in the second quarter,” Lampropoulos continued.  “New product introductions such as our All-Star™ hemostasis valve, the Sea Dragon™ torque device, the 4 French Impress® catheters and our recently announced Prelude® transradial sheath are scheduled for release during the balance of 2007.”

All product categories of Merit’s business contributed to revenue growth in the second quarter of 2007, with catheter sales increasing 20%; custom kit and tray sales rising 9%; stand-alone device sales growing 7%; and inflation device sales increasing 2%.

For the six-month period ended June 30, 2007, catheter sales increased 19%; custom kits and tray sales rose 14%; stand-alone device sales grew 13%; and inflation device sales increased 1%.

Gross margins for the second quarter of 2007 were 37.7% of sales, compared to 39.5% of sales for the second quarter of 2006.  Gross margins for the six-month period ended June 30, 2007 were 37.3% of sales, compared to 38.7% of sales for the same period of 2006. The decrease in gross margins for the second quarter and six-month period ended June 30, 2007 can be attributed primarily to an increase in wages beginning in the fourth quarter of 2006, increased production headcount, additional write-off of obsolete inventory, an increase in the sales of a lower-margin product to an OEM customer, and higher health care costs.

Selling, general and administrative expenses for the second quarter of 2007 were 22.9% of sales, compared to 23.9% of sales for the second quarter of 2006.  For the six-month period ended June 30, 2007, selling, general and administrative expenses were 23.2% of sales, compared with 24.4% of sales for the first six months of 2006.

Research and development costs during the second quarter of 2007 were 4.3% of sales, compared to 4.2% of sales for the second quarter of 2006.  Research and development costs were 4.4% of sales for the first six months of 2006 and 2007.

Income from operations was $5.5 million, for both the second quarter of 2007 and the second quarter of 2006.  For the six-month period ended June 30, 2007, income from operations was $10.0 million, compared to $9.2 million for the same period of 2006.

Merit’s effective tax rate for the second quarter of 2007 was 35.0%, compared with 35.7% for the second quarter of 2006.  For the six-month period ended June 30, 2007, Merit’s effective tax rate was 35.0%, compared to 35.8% for the same period of 2006.

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its conference call today, July 26th, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 800-866-5043, and the international number is 303-262-2005.  A live webcast as well as a rebroadcast can be accessed through the webcast tab of the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT
(Unaudited, in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

SALES	$51,811	$48,121	$102,841	$93,161

COST OF SALES	32,275	29,125	64,447	57,114

GROSS PROFIT	19,536	18,996	38,394	36,047

OPERATING EXPENSES
Selling, general and administrative	11,858	11,497	23,873	22,764
Research and development	2,207	2,023	4,571	4,102
Total	14,065	13,520	28,444	26,866

INCOME FROM OPERATIONS	5,471	5,476	9,950	9,181

OTHER INCOME (EXPENSE)
Interest income	63	64	152	110
Other (expense)	(1)	(67)	(2)	(65)
Total Other (expense) income - net	62	(3)	150	45

INCOME BEFORE INCOME TAX EXPENSE	5,533	5,473	10,100	9,226

INCOME TAX EXPENSE	1,937	1,951	3,535	3,303

NET INCOME	$3,596	$3,522	$6,565	$5,923

EARNINGS PER SHARE-
Basic	$0.13	$0.13	$0.24	$0.22

Diluted	$0.13	$0.13	$0.23	$0.21

AVERAGE COMMON SHARES-
Basic	27,727,055	27,260,928	27,690,218	27,228,481

Diluted	28,480,161	27,966,729	28,548,583	28,029,595

BALANCE SHEET
(Unaudited in thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$9,281	$9,838
Trade receivables, net	25,029	25,745
Employee receivables	133	194
Other receivables	734	192
Inventories	38,373	38,562
Prepaid expenses and other assets	1,702	1,031
Deferred income tax assets	3	2
Income tax refunds receivable	188	82
Total Current Assets	75,443	75,646

Property and equipment, net	97,697	92,383
Other intangibles, net	5,369	4,350
Goodwill	9,068	7,541
Other assets	2,921	2,656
Deferred income tax assets	14	2
Deposits	84	90
Total Assets	$190,596	$182,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	11,140	10,598
Accrued expenses	9,794	8,464
Advances from employees	312	245
Deferred income tax liabilities		190
Income taxes payable	401	1,177
Total Current Liabilities	21,647	20,674

Deferred income tax liabilities	4,812	5,469
Liabilities related to unrecognized tax positions	3,857
Deferred compensation payable	3,022	2,869
Deferred credits	2,167	2,239
Other long-term obligations	528	205
Total Liabilities	36,033	31,456

Stockholders’ Equity
Common stock	51,755	54,394
Retained earnings	102,925	96,969
Accumulated other comprehensive loss	(117)	(151)
Total stockholders’ equity	154,563	151,212

Total Liabilities and Stockholders’ Equity	$190,596	$182,668

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 90 individuals.  Merit employs approximately 1,700 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2006.  Such risks and uncertainties include product recalls and product liability claims; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; termination of relationship with suppliers, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; significant portions of our revenues being derived from a few products and procedures; development of new products and technology that could render Merit’s products obsolete, market acceptance of new products, introduction of products in a timely fashion, price and product competition, availability of labor and materials, cost increases, and fluctuations in and obsolescence of inventory; market price of our common stock has been and may continue to be volatile; foreign currency fluctuations; key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement, changes in health care markets related to health care reform initiatives; and other factors referred to in Merit’s most recent 10-K and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  Actual results may differ materially from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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